Exhibit 99.A

News For Immediate Release

El Paso Pipeline Partners Reports Fourth Quarter and Full-Year Results - Acquisitions And Expansions Drive Significant Distributable Cash Flow Growth

HOUSTON, TEXAS, February 27, 2012—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today fourth quarter and full-year 2011 financial and operational results for the partnership.

Highlights:

•            $0.51 earnings per common unit for fourth quarter 2011

•            $139 million distributable cash flow, an 18 percent increase from fourth quarter 2010

•            $239 million adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), up 13 percent from fourth quarter 2010

•            Raised quarterly cash distributions to $0.50 per common unit, up 14 percent from fourth quarter 2010

•            Completed $1.4 billion of acquisitions from El Paso Corporation during 2011

•            Southern Natural Gas’ (SNG) South System Phases I & II and Southeast Supply Header (SESH) Phase II placed into service during 2011

“We are pleased to complete another good year for the partnership and our unitholders,” said Jim Yardley, president and chief executive officer of the general partner of El Paso Pipeline Partners.  “Our 2011 accomplishments are highlighted by $1.4 billion of acquisitions, including the remaining interests in SNG, which further grew our asset base and distributable cash flow.  In addition, we delivered three more organic growth projects during the year, on-time and collectively under budget, as we leveraged our strategic positions in some of the country’s most attractive natural gas markets.”

A summary of financial results for the quarters and years ended December 31, 2011 and 2010 are as follows:

Financial Results	Quarters Ended December 31,		Years Ended December 31,
($ in millions, except per unit amounts)	2011	2010	2011	2010
Operating revenues	$362	$352	$1,425	$1,344
Operating expenses
Operation and maintenance	108	96	404	385
Depreciation and amortization	42	40	168	153
Taxes, other than income	16	13	69	59
Operating income	196	203	784	747
Earnings from unconsolidated affiliates	3	4	15	16
Other income, net	3	4	8	29
Interest and debt expense, net	(69)	(54)	(255)	(187)
Affiliated interest (expense) income, net	(1)	—	(1)	2
Income before income taxes	132	157	551	607
Income tax expense	—	—	—	2
Net income	132	157	551	605
Net income attributable to noncontrolling interests	(6)	(55)	(79)	(227)
Net income attributable to EPB	$126	$102	$472	$378
Net income attributable to limited partners(1)	$105	$89	$401	$281

Net income attributable to EPB per common unit—basic and diluted	$0.51	$0.53	$2.03	$1.90
Weighted average common units outstanding(2)	206	143	197	122

(1) Earnings for the full year 2010 include $77 million of pre-acquisition earnings, which were attributable to the general partner

(2) 2010 unit counts exclude 28 million subordinated units, which were converted into common units on a one-for-one basis effective January 3, 2011

Fourth Quarter Financial Results

•                  Net income attributable to the limited partners increased 18 percent to $105 million

•                  Adjusted EBITDA was $239 million, up 13 percent from 2010 levels

•                  Distributable cash flow increased 18 percent to $139 million

•                  Earnings per common unit dropped slightly to $0.51 per unit from $0.53 per unit for the fourth quarter 2010

The partnership’s quarterly financial results reflect the benefits of acquisitions and completed expansions.  Acquisition activity included the remaining 49 percent interests in both SLNG and Elba Express in November 2010; the acquisition of an aggregate 55 percent additional interest in SNG in November 2010 and March and June 2011, and the acquisition of an additional 28 percent interest in CIG in June 2011.  Organic growth projects increased the partnership’s earnings before interest and taxes (EBIT) by $10 million for the quarter.  These include the WIC System Expansion, CIG Raton 2010 Expansion, SESH Phase II and the first two phases of the SNG South System III Expansion.

The benefits of acquisitions and expansions were partially offset by higher operating expenses, contract expirations and increased competition in the Rockies region.  The primary reasons for the higher operating expenses were increases in payroll, benefit costs and higher contractor and maintenance costs.  The increases in contractor and maintenance costs were driven by increased activity and expansions placed in service as well as higher costs related to the partnership’s pipeline integrity program.

In addition to the factors stated above, distributable cash flow benefited from lower maintenance capital.  Earnings per unit was impacted by higher incentive distribution right payments to the general partner as a result of higher declared distributions, and an increase in the weighted average units outstanding.

Full-Year Financial Results

•                  Net income attributable to the limited partners increased 43 percent to $401 million

•                  Adjusted EBITDA was $930 million, up 34 percent

•                  Distributable cash flow increased 47 percent to $574 million

•                  Earnings per common unit for 2011 rose 7 percent to $2.03 per unit

Consistent with fourth quarter results, the partnership’s full-year 2011 results were favorably impacted by acquisitions and expansion projects, which offset higher costs as described above.  Expansion projects increased the partnership’s EBIT by $47 million.  In addition, 2011 results include a $14 million benefit related to BG LNG Services’ election not to continue with Phase B of SLNG’s Elba III expansion.

These benefits were partially offset by higher operating expenses, contract expirations and increased competition in the Rockies region.  Full-year 2010 results included a $21 million non-

cash asset write down relating to the 2009 sale of the Natural Buttes compressor station and natural gas processing plant.

Interest and Debt Expense

For the fourth quarter and full-year 2011, interest and debt expense rose by $15 million and $68 million, respectively, from the same 2010 periods.  The increases are primarily due to higher average debt outstanding used to partially fund acquisitions and organic expansion projects.  The partnership issued $500 million of debt in September 2011, while SNG issued $300 million of debt in June 2011.  Also contributing to higher interest and debt expense was the issuance of $1.3 billion of debt by the partnership during 2010.  Partially offsetting the debt issuances was a lower average balance outstanding under the revolving credit facility.

Quarterly Cash Distribution Increase

On January 20, 2012, El Paso Pipeline Partners announced an increase to its quarterly cash distribution to unit holders for the fourth quarter 2011, to $0.50 per unit, which is a 14 percent increase from the distribution for the fourth quarter 2010.  The distribution, which was paid on February 14, 2012, continues the partnership’s track record of increasing its cash distribution every quarter since its initial public offering in November 2007.

Distribution coverage remains strong at 1.1 times and 1.2 times for the fourth quarter 2011 and the full year 2011, respectively.

Pipeline Throughput

Annual pipeline throughput volumes for 2011 decreased 2 percent compared with the same 2010 period, primarily due to lower regional exports from the Rockies and significantly warmer winter temperatures in the southeast.  However, overall throughput volumes have minimal impact on near-term financial results, as more than 90 percent of El Paso Pipeline Partners’ revenues are derived from fixed reservation charges.

Capital Expenditures

During 2011, El Paso Pipeline Partners invested $163 million in growth projects, primarily for the second and third phases of SNG’s South System III and SESH Phase II expansion projects.

The second phase of the South System III and SESH Phase II project went into service in June 2011.  Growth capital for the fourth quarter 2011 was $29 million and was primarily for the third phase of SNG’s South System III expansion, which is expected to be placed in service by mid-year 2012.  The three-phase project will increase SNG’s total system capacity by 10 percent.  Maintenance capital expenditures were $33 million and $101 million for the fourth quarter and full-year 2011, respectively.

The partnership’s financial statements are available in the Investors section of its web site at www.eppipelinepartners.com.  The partnership’s December 31, 2011 Form 10-K has been filed today with the Securities and Exchange Commission (SEC) and is available on the partnership’s website.  Copies of all documents filed with the SEC, including the partnership’s financial statements, are also available, free of charge, by calling (888) 287-3228.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns a 42 percent limited partner interest, and the 2 percent general partner interest in the partnership.  El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, L.L.C. (WIC), Southern LNG Company, L.L.C. (SLNG), Elba Express Company, L.L.C. (Elba Express), Southern Natural Gas Company, L.L.C. (SNG), and an 86 percent interest in Colorado Interstate Gas Company, L.L.C. (CIG).  WIC and CIG are interstate pipeline systems serving the Rocky Mountain region, SLNG owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia, and both Elba Express and SNG are interstate pipeline systems serving the southeastern region of the United States.

Disclosure of Non-GAAP Financial Measures

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso Pipeline Partners’ Financial and Operational Reporting Package, which will be posted at www.eppipelinepartners.com in the Investors section.

We use the non-GAAP financial measure Distributable Cash Flow as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, net, maintenance capital expenditures, pre-acquisition undistributed earnings from consolidated subsidiaries and adjusted for other income and expenses, net, which primarily includes deferred revenue, allowance for equity funds used during construction, and other non-cash items.

We use earnings before interest and taxes, or EBIT, as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT is useful to investors as it provides them with the same measure used by El Paso to evaluate our performance and it enables them to evaluate our operating results without regard to our financing methods or capital structure. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net, affiliated interest income and expense, net, income tax expense and net income attributable to noncontrolling interest.

Adjusted EBITDA is defined as net income adjusted for (i) income tax expense (ii) interest and debt expense, net of interest income, (iii) affiliated interest income, net of affiliated interest expense, (iv) depreciation and amortization expense, (v) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (vi) earnings from unconsolidated affiliates, and (vii) distributions declared by majority-owned subsidiaries to El Paso Corporation for the applicable period.

We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per unit, operating income, cash flow from operating activities or other measures of financial performance presented in accordance with GAAP.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor should they be equated to available cash as defined in our partnership agreement.

Non-GAAP Reconciliation Schedule		Quarters Ended December 31,		Years Ended December 31,
($ millions)		2011	2010	2011	2010
Net income		$132	$157	$551	$605
Net income attributable to noncontrolling interest		(6)	(55)	(79)	(227)
Net income attributable to EPB		126	102	472	378
Add: Income tax expense		—	—	—	2
Add: Interest and debt expense, net		69	54	255	187
Less: Affiliated interest expense (income), net		1	—	1	(2)
Earnings before interest expense and income taxes		196	156	728	565
Add:	Depreciation and amortization	42	40	168	153
	Distributions declared by unconsolidated affiliates	3	2	17	14
	Net Income attributable to noncontrolling interest	6	55	79	227
Less:	Earnings from unconsolidated affiliates	(3)	(4)	(15)	(16)
	Distributions declared by majority-owned subsidiaries to El Paso Corporation(1)	(5)	(37)	(47)	(248)
Adjusted EBITDA		239	212	930	695
Less:	Cash interest expense, net	(67)	(53)	(247)	(185)
	Maintenance capital expenditures	(33)	(46)	(101)	(94)
	Pre-acquisition undistributed earnings from consolidated subsidaries(2)	—	—	—	(20)
	Other, net(3)	—	5	(8)	(6)
Distributable cash flow		$139	$118	$574	$390

(1) In 4Q 2011, declared distributions include $5 million from CIG.  In the full-year 2011, declared distributions include $35 million from CIG and $12 million from SNG.  In 4Q 2010, declared distributions include $18 million from CIG and $19 million from SNG.  In the full-year 2010, declared distributions include $72 million from CIG, $128 million from SNG, $36 million from SLNG and $12 million from Elba Express

(2) The amount represents SNG’s undistributed earnings prior to the November 2011 acquisition by EPB

(3) Includes deferred revenue and certain non-cash items such as AFUDC equity, $6 million non-cash earnings related to BG LNG’s cancellation option and related write-off in 2Q 2011, $21 million asset write down in 3Q 2010 based on FERC order related to the sale of the Natural Buttes facilities and other items

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to complete any asset purchases from El Paso Corporation; volatility in, and access to capital markets, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct such projects on a timely basis and within estimated costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.

Contacts:

Investor & Media Relations

Bruce Connery, Vice President

(713) 420-5855

Media Relations

Bill Baerg, Manager

(713) 420-2906